UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: October 4, 2023

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OGEN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2023, pursuant to the Company’s bylaws, as amended, the Company’s Board of Directors approved an increase in the size of the board of directors from five (5) to seven (7) individuals. Following the increase in the size of the Company’s board of directors, the Board of Directors appointed Mr. Bruce Cassidy and Mr. John Gandolfo to the Company’s board.

Mr. Cassidy currently serves on the boards for various companies, including as Chairman of the Board of each of Loop Media, Inc., KeyStar Corp, Arboreta Healthcare, Inc., Selinsky Force, LLC and The Sarasota Green Group. He was also the founding investor and served on the board of directors of Ohio Legacy Corp. Previously, Mr. Cassidy was the founder and CEO of Excel Mining Systems from 1991 until its sale in 2007 to Orica Mining Services, and from 2008 to 2009, served as the President and CEO of one of its subsidiaries, Minora North & South Americas. He is currently the President of The Concession Golf Club in Sarasota, Florida.

Mr. Cassidy was chosen to serve as a member of our Board due to his extensive leadership and business experience in the entertainment and media industry and as a CEO of a large company, as well as his service on other boards of directors.

Mr. Gandolfo has approximately 33 years of experience as a Chief Financial Officer (“CFO”) of multiple rapidly growing private and publicly held companies with a primary focus in the life sciences, healthcare and medical device areas. Mr. Gandolfo has had direct responsibility over capital raising, including five public offerings, financial management, mergers and acquisition transactions and SEC reporting throughout his professional career. Mr. Gandolfo serves as CFO of Eyenovia, Inc., (EYEN) a late-stage ophthalmic biopharmaceutical company, from January 2018 to present. Prior to this, Mr. Gandolfo was CFO of Xtant Medical Holdings, Inc., a biologics company, from July 2010 through September 2017. Prior to this, he served as the CFO for Progenitor Cell Therapy LLC from January 2009 to June 2010 and, before that, as CFO of Power Medical Interventions, Inc. from January 2007 to January 2009. Mr. Gandolfo was the CFO of Bioject Medical Technologies, Inc. prior to this. He was also the CFO of Capital Access Network, Inc., from 2000 through September 2001, and Xceed, Inc. from 1999 to 2000. From 1994 to 1999, Mr. Gandolfo was CFO and COO of Impath, Inc. From 1987 through 1994, he was CFO of Medical Resources, Inc. Mr. Gandolfo previously served on the Board of Directors and was chair of the Audit Committee of Odyssey Health, Inc. f/k/a Odyssey Group International, Inc., (ODDY) from 2019 until 2023. Mr. Gandolfo is currently a member of the Board of Directors of Electrocore, Inc. (ECOR) and is chair of the Compensation Committee and sits on their audit committee. Mr. Gandolfo received his B.A. degree in Business Administration from Rutgers University.

Mr. Gandolfo was chosen to serve as a member of our Board due to his extensive experience in the life sciences and pharmaceutical industries, as well as for his management experience.

In connection with the appointment of Messrs. Cassidy and Gandolfo to the Company’s board of directors and pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) as applied to new, non-employee directors, the Company also granted to each of Messrs. Cassidy and Gandolfo stock options to purchase 5,102 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share on the date before they became directors, which shares will immediately vest and be exercisable for ten years, subject to early termination under the terms of the Plan.

There are no arrangements or understandings between Messrs. Cassidy and Gandolfo and the Company or any other persons, pursuant to which Messrs. Cassidy and Gandolfo were selected as directors. There are no related party transactions between the Company and Messrs. Cassidy and Gandolfo (or any immediate family member thereof) requiring disclosure under Item 404(a) of Regulation S-K.

Each of Messrs. Cassidy and Gandolfo have agreed to stand for re-election at the Company’s upcoming annual meeting of shareholders.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on October 5, 2023.

ORAGENICS, INC. (Registrant)

BY:	/s/ Janet Huffman
Janet Huffman, Chief Financial Officer